Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in the Registration Statements Nos. 333-00563, 333-01557, and 333-08371 of American Management Systems, Incorporated on Form S-8 of our reports dated February 20, 2002, incorporated by reference in the Annual Report on Form 10-K of American Management Systems, Incorporated for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

McLean, Virginia
March 27, 2002